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PEPSI-COLA PUERTO RICO
BOTTLING COMPANY

John Bierbaum
Chief Financial Officer
Pepsi-Cola Puerto Rico Bottling Company
(612) 661-3830

Robin Weinberg
Pepsi-Cola Puerto Rico Bottling Company's
Investor Relations Desk
(212) 688-7931

PEPSI-COLA PUERTO RICO BOTTLING COMPANY ANNOUNCES MINIMAL DAMAGE AS A RESULT OF HURRICANE GEORGES

         Toa Baja, Puerto Rico, September 25, 1998 -- Pepsi-Cola Puerto Rico Bottling Company (NYSE:PPO) today announced it experienced minimal damage to its facilities as a result of Hurricane Georges, which struck Puerto Rico on the night of September 21, 1998, leaving much of the island without water or electricity.

         The Company's facilities had been shutdown in anticipation of the storm and its production of soft drinks has been disrupted. The Company's manufacturing plants and delivery vehicles were not materially damaged. The Company expects that it will take several days to reach previous production levels, once water and electrical services are restored.

         At the time of the halt in production, the Company had approximately four to five days of inventory on hand. In order to keep product available, the Company is obtaining pre-packaged Pepsi-Cola and other soft drinks from distributors in the continental U.S. The Company is making deliveries to its customers, where road conditions permit and while inventory is available.

         Management believes that it is too early to determine the full impact of the storm on the company's financial performance. Factors which may negatively affect the company's results include reduced production resulting from the shut down, delays in resuming production, delivery difficulties resulting from damage to roadways, reduced orders for the company's products, and additional expenses incurred in importing soft drinks.

         Pepsi-Cola Puerto Rico Bottling Company distributes and markets PepsiCo and other soft drink products, and sells and distributes fruit juice products under the Welch trademark, All Sport isotonic drinks and Cristalia water within Puerto Rico. Founded in 1987, Pepsi-Cola Puerto Rico Bottling Company is the first Carribean soft drink bottler to list its shares on the New York Stock Exchange.



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